Exhibit 99.1

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com

Grubb & Ellis Company Announces Results
of 2010 Annual Meeting of Stockholders

SANTA ANA, Calif. (Dec. 9, 2010) – Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, announced the results of the voting at its Annual Meeting of Stockholders held today. Approximately 76 percent of the voting power of the outstanding shares entitled to vote was represented, in person or by proxy, at the meeting.

Stockholders voted on and overwhelmingly approved the following proposals:

•	The re-election of each of: Thomas D’Arcy, the company’s president and chief executive officer, C. Michael Kojaian, chairman, Robert J. McLaughlin, Devin I. Murphy, D. Fleet Wallace and Rodger D. Young as directors of the company for one-year terms. No fewer than approximately 95 percent of the votes cast voted in favor of each of these nominees.

•	The ratification of the appointment of Ernst & Young, LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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